Exhibit 4(a)





May 2, 1996

Securities and Exchange Commission
450 5th Street NW
Washington, DC  20549

Ladies/Gentlemen:

The company agrees to furnish the Commission upon request copies of the following long-term debt instruments:

1. Credit Agreement between Equitable of Iowa Companies and Morgan Guaranty Trust Company of New York, as Agent, and the Bank of New York, as Administrative Agent, and participating banks, dated March 30, 1995, re: line of credit in amount of $225,000,000.

2. Note Purchase Agreement dated August 19, 1986, between Walnut Mall Limited Partnership ("Issuer") and Teacher Retirement System of Texas ("Purchaser") in the remaining principal amount of $25,285,005 due through August 19, 1996.

3. Trust Indenture dated as of January 17, 1995, bewteen Equitable of Iowa Companies and The First National Bank of Chicago, as Trustee, relating to $100,000,000 of 8.5% Notes due 2005.

4. Note payable dated February 22, 1995, bearing interest at 8.5%, maturing February 15, 2005 with outstanding principal amount of $100,000,000.



Very truly yours,

/s/  John A. Merriman

John A. Merriman
General Counsel/Secretary
Equitable of Iowa Companies